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                                  EXHIBIT NO. 1

                     PLAN OF LIQUIDATION AND DISSOLUTION OF
                           MIG RESIDENTIAL REIT, INC.
                               DATED JUNE 22, 1998

        This Dissolution Plan of Liquidation and Dissolution (the "Dissolution Plan") of MIG Residential REIT, Inc., a Maryland corporation (the "Company"), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the Maryland General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

        1. The Board of Directors of the Company has adopted this Dissolution Plan and called a meeting of the Company's stockholders (the "Stockholders") to take action on this Dissolution Plan. If at said meeting of the Stockholders a majority of the voting power of the outstanding shares of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), and the Company's Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), voting as a single class, votes for the adoption of this Dissolution Plan, the Dissolution Plan shall constitute the adopted Dissolution Plan of the Company as of the date on which such Stockholder approval is obtained (the "Adoption Date").

        2. This Dissolution Plan is contingent upon the consummation of the asset sale ("Asset Sales") by which eight of the Company's subsidiaries are to sell multi-family apartment properties to Associated Estates Realty Corporation ("AERC") in consideration for cash and stock pursuant to the Purchase Agreements dated January 28, 1998. In the event that the Asset Sales are not consummated, this Dissolution Plan shall be null and void.

        3. From and after the Adoption Date and the closing of the Asset Sales, the Company shall complete the following corporate actions:

               (a) The Company shall notify the Class B Stockholders that the Company intends to redeem (the "Redemption") all of the outstanding shares of the Class B Common Stock, by payment in cash for each outstanding share of Class B Common Stock of an amount equal to its net asset value per share, as determined by the Board of Directors. The Board of Directors adopted resolutions in accordance with Article V, Section (G) 2(d) of the Company's Articles of Incorporation (the "Articles"), pursuant to which the Company will effect the Redemption.

               (b) The officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems it necessary, appropriate or desirable, obtain any certificates required from the Maryland tax authorities, and on or after obtaining such certificates, the Company shall file with the Secretary of State of the State of Maryland articles of dissolution (the "Articles of Dissolution") in accordance with Sections 3-406 and 3-407 of the Maryland General Corporation Law. Adoption of this Dissolution Plan by a majority of the voting power of the outstanding shares of Common Stock shall constitute the approval of the Stockholders of any such filing of the Articles of Dissolution as their act and as a part hereof as if herein written.

               (c) After the Articles of Dissolution have been accepted by the Department of Assessments and Taxation, the Company shall not engage in any business activities except to the


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        extent necessary for preserving the values of its assets, winding up its business and affairs, and distributing its assets in accordance with this Dissolution Plan.

               (d) The Company shall collect, sell exchange or otherwise dispose of all its property and assets, other than the AERC Shares, as defined below, in one or more transactions, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the holders of the Class A Common Stock (the "Class A Stockholders"). In connection with such collection, sale, exchange and other disposition, the Company shall marshal its assets and collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

               (e) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims that are known to the Company but for which the identity of the claimant is unknown.

               (f) If and to the extent deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company (other than claims of a Stockholder in its capacity as such) and all expenses of the sales of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Dissolution Plan. The Contingency Reserve may consist of cash or other property.

               (g) If and to the extent deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, the Company may transfer to one or more liquidating trustees for the benefit of Class A Stockholders under a trust or trusts (the "Trusts"), any assets of the Company that are (i) not reasonably susceptible to distribution to the Class A Stockholders, including, assets held on behalf of the Class A Stockholders who cannot be located or who do not tender their certificates evidencing the Class A Common Stock to the Company or its agent as hereinafter required; or (ii) held as a contingency reserve (the "Contingency Reserve") for indemnification under the Purchase Agreements and other claims, and for the benefit of the Class A Stockholders, provided, however, that such trust is intended to constitute a trust the assets of which are treated as owned by the Class A Stockholders for Federal income tax purposes. Any assumption of liabilities and obligations of the Company by the trustees shall be solely in their capacity as trustees. The Company, subject to this paragraph (f) and as authorized by the Board of Directors, in its sole and absolute discretion, may enter into a trust agreement with such trustee or trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Dissolution Plan by a majority of the voting power of the outstanding shares of Common Stock shall constitute the approval of the Stockholders of any such appointment and any such trust agreement as their act and as a part hereof as if herein written.

               (h) Following the payment of or provision for the claims and obligations of the Company, including the establishment of the Contingency Reserves, the Company shall distribute pro rata to the Class A Stockholders the remaining assets of the Company, including the remaining shares (the "AERC Shares") of the common stock, no par value, of Associated Estates Realty Corporation, an Ohio corporation ("AERC") received by eight of the Company's



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        subsidiaries (the "Subsidiaries") pursuant to the Purchase Agreements dated January 28, 1998 between each of the Subsidiaries and AERC (the "Purchase Agreements"), and any remaining cash and proceeds of the sale of the Company's other property and assets, if any. Such distribution may be in cash or in-kind, in such manner, and at such time, as the Board of Directors, in its absolute discretion, may determine, but it is the intention of the Board that this distribution occur on or about the same day that the Class B Stockholders are paid in connection with the Redemption.

        4. The distributions to the Class A Stockholders pursuant to Section 3 hereof shall be in complete redemption and cancellation of all of the outstanding shares of Class A Common Stock. As a condition to receipt of any distribution to the Class A Stockholders, the Board of Directors, in its absolute discretion, may require the Class A Stockholders to (i) surrender their certificates evidencing the Class A Common Stock to the Company or its agents for recording of such distributions thereon, (ii) surrender their certificates evidencing the Class A Common Stock to the Company or its agent for cancellation or (iii) furnish the Company with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Class A Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors.

        5. The Company will finally close its stock transfer books and discontinue recording transfers of Class A Common Stock on the earlier to occur of (i) the close of business on the record date fixed by the Board of Directors for the Liquidating Distribution, or (ii) the date on which the dissolution becomes effective under the Maryland General Corporation Law, and thereafter certificates representing Class A Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

        6. If any distribution to a Class A Stockholder cannot be made, whether because the Class A Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Class A Stockholder is entitled shall (unless transferred to a trust established pursuant to Section 6 hereof) be transferred at such time as the final liquidating distribution is made by the Company to and deposited with the state official authorized by the laws of the State of Maryland to receive the proceeds of such distribution; such transfer shall comply in all respects with the laws of the State of Maryland and the Code or be treated as abandoned property in accordance with the laws of the State of Maryland. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

        7. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, to act as the trustee (the "Trustee") for the benefit of the Class A Stockholders and to receive all remaining assets of the Company. Any Trustee appointed as provided in the preceding sentence shall succeed to all the right, title and interest of the Company of any kind and character, including, without limitation, any uncollected claims, contingent assets and any Contingency Reserve, and shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, the Trust or Trustees shall have the full power to liquidate, deal with, give receipt for and manage all of the property and assets of the Company, to the exclusion of the Company and its officers and directors, and any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Class A Stockholders for the purposes of Section 3 of this Dissolution Plan. Any such conveyance to the Trustees shall be in trust for the Class A Stockholders and not for the use or benefit of the Trustees or any other person and


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any assumption of liabilities and obligations of the Company by the Trustees shall be solely in their capacity as Trustees.

        8. Adoption of this Dissolution Plan by a majority of the voting power of the outstanding shares of Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company not otherwise distributed to the Class A Stockholders in-kind, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition entered into prior to the date upon which the Articles of Dissolution becomes effective under the Maryland General Corporation Law that are conditioned on adoption of this Dissolution Plan.

        9. In connection with and for the purpose of implementing and assuring completion of this Dissolution Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this plan.

        10. In connection with and for the purpose of implementing and assuring completion of this Dissolution Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Dissolution Plan, adoption of this Dissolution Plan by a majority of voting power of the outstanding shares of Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

        11. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its articles of incorporation, as amended, and bylaws and any contractual arrangements, for actions taken in connection with this Dissolution Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover the Company's obligations hereunder.

        12. Notwithstanding authorization of or consent to this Dissolution Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify or amend this Dissolution Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the Maryland General Corporation Law.

        13. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform, or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Dissolution Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.


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